EXHIBIT 99.1


On April 15, 2002, the Registrant issued the following press release:


           "PYR ENERGY REPORTS FINANCIAL RESULTS FOR THE SECOND FISCAL
                        QUARTER ENDED FEBRUARY 28, 2002

     DENVER -- PYR Energy Corporation (AMEX:PYR) today announced a net loss of $280,102, or $.01 per share, for its second fiscal quarter ended February 28, 2002 as compared with a net loss of $98,044, or nil per share, for the comparable quarter of the prior year. For the six months ended February 28, 2002 and 2001, the Company reported net losses of $637,538, or $.03 per share, and $255,280, or $.01 per share, respectively.

     During the quarter ended February 28, 2002, the Company recorded $19,892 from the sale of 9,336 mcf of natural gas for an average price of $2.13 per mcf and $5,951 from the sale of 389 bbls of hydrocarbon liquids for an average price of $15.29 per barrel. Operating expenses during this period were $6,794. For the corresponding quarter ended February 28, 2001, the Company recorded $224,834 from the sale of 17,800 mcf of natural gas for an average price of $12.63 per mcf and $27,527 from the sale of 1,070 bbls of hydrocarbon liquids for an average price of $25.73 per barrel. Operating expenses were $3,052 for this period. The Company's production is solely from its ownership interest in the East Lost Hills #1 well in the San Joaquin basin of California, which commenced production on February 6, 2001.

     General and administrative expenses were $328,142, and $320,781 for the quarters ended February 28, 2002 and 2001, respectively. For the six months ended February 28, 2002 and 2001, the Company's general and administrative expenses were $652,285 and $585,047, respectively.

     At February 28, 2002, the Company had cash of $6,699,222, working capital of $4,055,057 total assets of $23,103,903, current liabilities of $3,937,625, stockholders' equity of $19,166,278, and there were 23,691,357 common shares outstanding.

Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. PYR's activities are focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com."